Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-200977 on Form S-8 of our report dated March 31, 2015, relating to the consolidated financial statements of Sabine Oil & Gas Corporation as of and for the years ended December 31, 2014 and 2013 (which report expresses an unqualified opinion and includes an explanatory paragraph regarding going concern uncertainty), appearing in this Annual Report on Form 10-K of Sabine Oil & Gas Corporation for the year ended December 31, 2014.

/s/ DELOITTE & TOUCHE LLP

Houston, Texas

March 31, 2015